UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

NTL INCORPORATED
(formerly known as Telewest Global, Inc.) (Exact name of registrant as specified in its charter)

DELAWARE	59-3778247
(State of Incorporation)	(I.R.S. Employer Identification No.)

909 Third Avenue, Suite 2863	10022
New York, NY	(Zip Code)
(Address of principal executive offices)

If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act
and is effective pursuant to General Instruction A.(c),
please check the following box. ☐	If this form relates to the registration of a class of
securities pursuant to Section 12(g) of the Exchange Act
and is effective pursuant to General Instruction A.(d),
please check the following box. ☒

Securities Act registration statement file number to
which this relates:	(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share(1)

(Title of Class)

(1)	This amendment relates to the common stock, par value $0.01 per share, of the registrant and associated rights to purchase the registrant’s Series A junior participating preferred stock, par value $0.01 per share.

This Form 8-A/A amends and supplements the Form 8-A filed by NTL Incorporated, a Delaware corporation which prior to March 3, 2006 was known as Telewest Global, Inc. (“New NTL” or the “Company”), with the Securities and Exchange Commission (the “SEC”) on August 3, 2004, as amended by the Form 8-A/A filed by the Company with the SEC on October 3, 2005.

Item 1. Description of Registrant’s Securities to be Registered.

The description which follows is subject to and qualified in its entirety by reference to the full terms of the Rights Agreement, dated as of March 25, 2004 (the “Original Rights Agreement”), between the Company and The Bank of New York, a New York trust company, as Rights Agent (as such term is defined in the Rights Agreement), which was filed with the SEC as Exhibit 4.36 to its Registration Statement on Form S-4 (Commission File No. 333-110815), as amended by Amendment No. 1 to the Rights Agreement, dated as of October 2, 2005 (the “Amendment No. 1”), between the Company and the Rights Agent, which was filed as Exhibit 10.2 to the Company’s Form 8-A/A filed with the SEC on October 3, 2005, as further amended by Amendment No. 2 to the Rights Agreement, dated as of March 3, 2006 (“Amendment No. 2”), between the Company and the Rights Agent, which is filed as Exhibit 10.3 to this Form 8-A/A (the Original Rights Agreement, as amended by Amendment No. 1 and Amendment No. 2, the “Rights Agreement”). The Rights Agreement is hereby incorporated in its entirety into this Item 1.

Item 1 of the Amended Form 8-A is amended and supplemented by adding the following at the end of such item:

In connection with the anticipated consummation of the merger (the “Merger”), between NTL Holdings Inc., a Delaware corporation formerly known as NTL Incorporated (“Holdings”), and Neptune Bridge Borrower LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Subsidiary”), as contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of December 14, 2005 (the “Original Merger Agreement”), as amended by Amendment No. 1 thereto dated as of January 30, 2006 (“Amendment No. 1”), by and among Telewest, NTL Incorporated, a Delaware corporation (“NTL”), Merger Subsidiary, and, for certain limited purposes, Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdings (the Original Merger Agreement, as amended by Amendment No. 1, the “Merger Agreement”), the Company and the Rights Agent entered into the Amendment.

The Amendment provides that: (1) Holdings, Merger Subsidiary and any of their respective Affiliates are exempt from the definitions of “Acquiring Person” and “Interested Shareholder” contained in the Rights Agreement and no “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Rights Agreement) or adjustment to the “Purchase Price” (as such term is defined in the Rights Agreement) will occur as a result of (a) the execution, delivery or performance of the Original Merger Agreement or the Merger Agreement, (b) the consummation of the Merger, (c) the consummation of any transaction contemplated by the Merger Agreement, including the reclassification of each outstanding share of common stock, par value $0.01, of the Company (“Company Common Stock”) immediately prior to such reclassification (the “Reclassification”), into (x) 0.2875 of a share of Company Common Stock and (y) one share of Class B redeemable common stock of the Company (“Redeemable Common Stock”), or the redemption of each share of Redeemable Common Stock at the effective time of the Merger, or (d) the public announcement of any of the foregoing; (2) the Rights Agreement and the Rights (as defined in the Rights Agreement) are inapplicable to the shares of Redeemable Common Stock issued in the Reclassification, (3) the references to “25%” contained in the definition of “Acquiring Person” and Section 23 of the Rights Agreement as it relates to an “Acquiring Person” are changed to “15%”, and (4) the terms “Adverse Person” and “Permitted Offer” and any and all references thereto are deleted from the Rights Agreement. The Amendment also provides that the Rights Agreement will terminate only on the close of business on March 2, 2014.

Item 2: Exhibits.

Item 2 of the Amended Form 8-A is further amended by adding the following:

Exhibit No.	Description
10.3	Amendment No. 2, dated as of March 3, 2006, to the Rights Agreement between Telewest Global, Inc. (now known as NTL Incorporated) and The Bank of New York, as Rights Agent.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTL INCORPORATED

Date: March 3, 2006	By	/s/ Bryan H. Hall

		Name:	Bryan H. Hall
		Title:	Secretary

EXHIBIT INDEX

Exhibit	Description
10.3	Amendment No. 2, dated as of March 3, 2006, to the Rights Agreement between Telewest Global, Inc. (now known as NTL Incorporated) and The Bank of New York, as Rights Agent.